**OPERATING AGREEMENT**
**OF**
**ADLER ENERGY, LC**
**A Michigan Limited Liability Company**

This Operating Agreement is made and adopted on January 31, 2022 by Adler Energy, LC, a Michigan limited liability company (the "Company") and LGX Energy Corp. (the "Member").

## ARTICLE I
## ORGANIZATION AND MEMBERSHIP

**1.1 Formation.** The Company has been organized as a manager-managed Michigan limited liability company by the filing of the Articles of Organization ("Articles") as required by the Michigan Limited Liability Company Act, MCL 450.4101 et seq. (the "Act").

**1.2 Name.** The name of the Company is stated on the first page of this Operating Agreement. The Company may also conduct its business under one or more assumed names.

**1.3 Purposes.** The Company has been formed for the purpose or purposes enumerated in the Articles. The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

**1.4 Duration.** The Company shall commence on the date of filing of the Articles with the Michigan Department of Licensing and Regulatory Affairs, Corporations, Securities & Commercial Licensing Bureau or its successor (the "Bureau"), and shall continue in existence for the period fixed in the Articles or until the Company dissolves and its affairs are wound up in accordance with the Act or this Operating Agreement.

**1.5 Registered Office and Resident Agent.** The Registered Office and the Resident Agent of the Company shall be as designated in the initial or amended Articles. The Registered Office and the Resident Agent may be changed from time to time. Any such change shall be made in accordance with the Act. If the Resident Agent resigns, the Company shall promptly appoint a successor.

**1.6 Sole Member.** The Member is the sole member of the Company. There are not any other members. The Member is the only person who has been admitted to the Company as a member and the Member is the only person who has and holds a membership interest in the Company. The Member, being the only member and having and holding the only membership interest in the Company, is the only person having rights in the Company, including, but not limited to, the right to receive distributions of the Company's assets and the right to vote and participate in management.

**1.7 No Liability of Member for Acts, Debts, or Obligations.** Unless otherwise provided by law, the Member is not liable for the acts, debts, or obligations of the Company.

**1.8 Allocation of Profits and Losses; Distributions.** Any and all profits and losses for each fiscal year shall be allocated to the Member. Distributions may be made to the Member, in

such amounts or forms and at such times, as determined by the Member unless otherwise provided by the Act.

## ARTICLE II
## ADMINISTRATIVE PROVISIONS

**2.1 Books and Records.** The Company shall maintain complete and accurate books and records of the Company's business and affairs as required by the Act. The Company's books and records shall be kept at the Company's Registered Office.

**2.2 Fiscal Year.** The Company's fiscal year shall be the calendar year.

**2.3 Amendment; Entire Agreement.** This Operating Agreement may be amended at any time by the Member, for any reason. This Operating Agreement, as may be amended, constitutes the entire agreement between the Member and Company with respect to the subject matter hereof.

## ARTICLE III
## MANAGEMENT OF THE COMPANY

**3.1 Management.** Except for situations in which the approval of the Member is expressly required by the Act, the business and affairs of the Company shall be managed by one or more managers (each, a "Manager" and collectively, the "Managers"). The Company shall initially have one Manager which shall be LGX Energy Corp. The Manager may elect one or more officers, who may, but need not be, a member of the Company, with such titles, duties, and compensation as may be designated by the Manager, subject to any applicable restrictions specifically provided in this Agreement or contained in the Act.

**3.2 Unlimited and Unconditional Power and Authority of the Manager.** Any and all decisions and actions concerning the business and affairs of the Company shall be made by the Manager without limitation. The Manager has the sole power and authority, on behalf of the Company, to do all things necessary or convenient to carry out the Company's business and affairs, including, without limitation, the sole power and authority to (a) purchase, lease, or otherwise acquire any real or personal property from any source whatsoever, including the Member; (b) sell, convey, mortgage, grant a security interest in, pledge, lease, exchange, or otherwise dispose of or encumber any real or personal property; (c) open one or more depository accounts and make deposits into, write checks against, and make withdrawals against such accounts; (d) borrow money and incur liabilities and other obligations; (e) enter into any contract or agreement and execute any and all contracts, agreements, documents, and instruments of whatever nature; (f) engage employees and agents and define their respective duties and compensation; (g) establish pension plans, trusts, profit-sharing plans, and other benefit and incentive plans for the Member, employees, and agents of the Company; (h) obtain insurance covering the business and affairs of the Company and its property; (i) begin, prosecute, or defend any proceeding in the Company's name; and (j) participate with others in partnerships, joint ventures, and other associations and strategic alliances.

**3.3 Third-Party Reliance.** Any person (including any financial institution or contracting party) who may deal with the Company or the Manager on behalf of the Company shall be entitled, without liability and without any further inquiry or investigation whatsoever, to rely on the sole, exclusive, and unilateral power and authority of the Manager to make any and all decisions and to

take any and all actions with respect to the Company, and the decisions and actions of the Manager shall be binding on and enforceable against the Company without exception.

## ARTICLE IV
## INDEMNIFICATION; EXCULPATION OF LIABILITY

**4.1 Indemnification; Exculpation of Liability.** The Company shall indemnify, defend, and hold the Managers harmless from and against any losses, claims, costs, damages, and liabilities, including, without limitation, judgments, fines, amounts paid in settlement, and expenses (including, without limitation, attorney fees and expenses, court costs, investigation costs, and litigation costs) incurred by any Manager in any civil, criminal, or investigative proceeding in which he or she is involved or threatened to be involved by reason of being a Manager of the Company. Moreover, the Manager shall not have any liability for any breach of any duty established by Section 404 of the Act. However, the Company shall not be required to indemnify any Manager for and the liability of any Manager shall not be eliminated for (a) the receipt of a financial benefit to which the Manager is not entitled; (b) liability under Section 308 of the Act; or (c) a knowing violation of law.

## ARTICLE V
## DISSOLUTION AND WINDING UP

**5.1 Dissolution.** The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events only: (a) at any time specified in the Articles; (b) on the occurrence of any event specified in the Articles; or (c) the consent of the Member.

**5.2 Winding Up.** On dissolution, the Company shall cease carrying on its business and affairs and shall begin to wind them up. The Company shall complete the winding up as soon as practicable. On the winding up of the Company, its assets shall be distributed in a manner consistent with the Act.

This Operating Agreement is made and adopted by the Company and the Member as the sole Member of the Company, as of the day and year listed on the first page of this agreement.

[The next page is the signature page.]

**Adler Energy, LLC**

By: LGX Energy Corp.

By: DocuSigned by: Howard Crosby DEDE851BF74A405...
Howard Crosby
Its: President

**SOLE MEMBER:**
**LGX Energy Corp.**

By: DocuSigned by: Howard Crosby DEDE851BF74A405...
Howard Crosby
Its: President